Exhibit 4.5

SUPPLEMENTAL INDENTURE
(to Indenture dated as of January 30, 2004,
as supplemented by the First Supplemental Indenture dated as of September 19, 2006, and the Successor Supplemental Indenture dated as of April 20, 2007)

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 4, 2007, by and between Centro NP LLC (formerly Super IntermediateCo LLC), a Maryland limited liability company (the “Company”) (as successor to New Plan Excel Realty Trust, Inc., a Maryland corporation (“New Plan”)), and U.S. Bank Trust National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, New Plan heretofore executed and delivered to the Trustee an indenture, dated as of January 30, 2004 (the “Original Indenture”), providing for the issuance of senior debt securities;

WHEREAS, New Plan heretofore executed a First Supplemental Indenture, dated as of September 19, 2006 (the “First Supplemental Indenture” and, together with the Original Indenture, the Successor Supplemental Indenture (as defined below), and all amendments and supplements thereto, the “Indenture”), pursuant to which New Plan has issued $200,000,000 aggregate principal amount of 3.70% Senior Convertible Notes due 2026 (the “Notes”);

WHEREAS, on April 20, 2007, pursuant to an Agreement and Plan of Merger, dated as of February 27, 2007, by and among New Plan, Excel Realty Partners, L.P., a Delaware limited partnership, the Company, Super MergerSub Inc., a Maryland corporation (“MergerSub”), and Super DownREIT MergerSub LLC, a Delaware limited liability company, MergerSub was merged with and into New Plan, with New Plan surviving (the “Merger”), and, as of the effective time of the Merger, all outstanding shares of common stock of New Plan (other than shares owned by New Plan or any subsidiary of New Plan or by MergerSub) were converted into, and canceled in exchange for, the right to receive $33.15 in cash per share;

WHEREAS, also on April 20, 2007, following the effective time of the Merger, New Plan transferred all of its assets to, and all of its liabilities were assumed by, the Company pursuant to an Assignment and Assumption Agreement, dated as of April 20, 2007, between the Company and New Plan (the “Conveyance of Assets”);

WHEREAS, also on April 20, 2007, following the effective time of the Conveyance of Assets, the Company and the Trustee executed a Successor Supplemental Indenture, dated as of April 20, 2007 (the “Successor Supplemental Indenture”), pursuant to which the Company expressly assumed all of the obligations of New Plan on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by New Plan;

WHEREAS, Section 2.11(d) of the First Supplemental Indenture provides that if New Plan is a party to a merger pursuant to which all of the Common Stock is exchanged for cash, then at the Effective Date of the merger, any conversion of Notes and the Conversion Value will be based on, and determined by reference to, the kind and amount of cash that the Holder would have received if such Holder had converted its Notes into shares of Common Stock immediately prior to the Effective Date of the transaction;

WHEREAS, in accordance with Section 2.11(d) of the First Supplemental Indenture, the

Company desires to enter into this Supplemental Indenture to provide that the Notes are now convertible into cash in an amount per share of the Conversion Rate equal to the Merger Consideration;

WHEREAS, the Company has been authorized by resolutions of its Managing Member to enter into this Supplemental Indenture, and has previously delivered to the Trustee a certified copy of those resolutions;

WHEREAS, pursuant to Section 901(1) of the Indenture, without the consent of any Holders of Notes, the Company and the Trustee may enter into this Supplemental Indenture to evidence the succession of the Company to New Plan and the assumption by the Company of the covenants of New Plan in the Indenture and in the Notes; and

WHEREAS, the Company has previously delivered to the Trustee an Officers’ Certificate specified in Section 102, and the Opinion of Counsel specified in Section 102 and Section 903, of the Indenture.

A G R E E M E N T

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Trustee covenants and agrees for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                       Amendment of Section 1.01.  The Indenture is hereby amended by adding the following definitions to Section 1.01 of the First Supplemental Indenture in alphabetical order and, in the case of the definitions of “Company” and “Effective Date” replacing such definitions with the definitions of “Company” and “Effective Date”set forth below:

“Company” means Centro NP LLC (formerly Super IntermediateCo LLC), a Maryland limited liability company, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Effective Date” means April 20, 2007, the effective date of the merger of New Plan into MergerSub, with New Plan surviving, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 27, 2007, as it may be amended or supplemented, by and among New Plan, Excel Realty Trust, L.P., the Company, MergerSub and Super DownREIT MergerSub LLC.

“Merger Consideration” means $33.15 in cash

“MergerSub” means Super MergerSub Inc., a Maryland corporation.

“New Plan” means New Plan Excel Realty Trust, Inc., a Maryland corporation.

2.                                       Amendment of Section 2.12.  The Indenture is hereby amended by deleting Section 2.12 in its entirety and replacing it with the following:

Conversion Settlement.  On and after the Effective Date, upon a conversion of Notes, the Company shall deliver, in respect of each $1,000 principal amount of Notes surrendered for conversion in accordance with their terms, an amount in cash equal to the product of (i) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (ii) the applicable Conversion Rate, multiplied by (iii) the dollar amount of the Merger Consideration.  The Company shall pay the applicable cash amount in satisfaction of its conversion obligation no later than the third Business Day after the date that the Company receives the notice of conversion with respect to such Notes.

3.                                       No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder, member or agent of the Company or New Plan, as such, shall have any liability for any obligations of the Company or New Plan under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

4.                                       Notices, etc. to the Company.  Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with, the Company by the Trustee or by any Holder shall be sufficient for every purpose under the Indenture (unless otherwise expressly therein provided) if in writing and mailed, first class postage prepaid to the Company addressed to it at c/o Centro Watt, 580 W. Germantown Pike, Suite 200, Plymouth Meeting, PA 19462, Attention:  General Counsel, or at any other address previously furnished to the Trustee by the Company.

5.                                       GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND PERFORMED IN SAID STATE.

6.                                       Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.                                       Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.                                       Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CENTRO NP LLC, a Maryland limited liability company

By:	/s/ John Hutchinson
	Name:	John Hutchinson
	Title:	Secretary

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jean Clarke
Authorized Signatory

[Signature Page to 3.70% Converts Supplemental Indenture]